Exhibit 99.1

Kiwibox.com Acquires Kwick!

NEW YORK, Oct. 4, 2011 /PRNewswire/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB.OB) – Kiwibox.com, a New York City based social network, proudly announces that on September 30, 2011, it has acquired the social network, Kwick! Community GmbH & Co. KG, a private German Limited Partnership and its General Partner Kwick! Community Beteiligungs GmbH for 7.1M Euros, or approximately $10,000,000 U.S.

Kwick! (www.kwick.de) is a leading Social Network Community in Europe focused on the German-speaking market. With more than 10 million members and more than 2.5 Million Unique Users a month, this platform extends the Kiwibox marketplace to Europe. In addition, combined with the recently acquired Photobook-Community, "Pixunity.de," this acquisition adds an impressive 2 Billion Page impressions a month to the Kiwibox.com network. With the support of Kwick!'s vast web and mobile technologies, Kiwibox.com is now positioned to respond instantly to the ever-changing market trends that are influenced via social connections throughout its expanded network.

Executing on its strategic plan to acquire selective social networks, Kiwibox.com has now acquired a social community that has been online since 1999. Kwick! had revenues in 2010 of approximately $5 million, and has been cash flow positive since inception.  Kwick! has 32 employees and uses a network of over 150 volunteers to moderate its website. Following this acquisition, Kiwibox.com expects to be cash flow positive for the fiscal year ending December 31, 2011. As part of the acquisition, the former management team at Kwick! has signed agreements to remain with the company and to continue to exploit its tremendous future growth potential.

"Kiwibox.com", states Andre Scholz, its President, "will continue to follow its strategic plan to identify other viable social networks as potential acquisition candidates. We also intend to continue to expand our own community, while leveraging operational costs through technology integration within our expanding social  network."

About Kwick!

Kwick! was founded in 1999 and attained its first million active members in 2007. More than 10 Million Users have registered on its site since inception. Kwick! has been managed by its 2 founders who will continue in their managerial positions and orchestrate the continuing growth of its social network.

Free to Users, Kwick! is one of the top social networks in Europe and is still growing. Kwick! revenues are generated primarily from online-advertising and by hosting special events. Kwick! offers an online, mobile and App-Version of its website. With its advanced technology, Kwick!'s website can accommodate up to 100,000 active users at the same run time. Kwick! employs 32 employees most of whom work at Kwick!  headquarters in Weinstadt, near Stuttgart (Germany) and uses a network of over 150 volunteers to moderate its website. The Kwick! website attracts users from all walks of life, while the vast majority of its members are young adults.

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In 2008, the company launched a new version, Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting its audience focus from teenagers to young adults. On December 31, 2009, Kiwibox Media Inc. merged with Magnitude Information Systems and changed its name to Kiwibox.com, Inc., the New York-based social network. In the first quarter of 2011, Kiwibox.com acquired Pixunity.de, Half a year later Kiwibox.com successfully released an English-Version for the US-market, www.pixunity.com.  Kiwibox common shares are listed on the over-the-counter, Bulletin Board market under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company's potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, and its ability to expand its membership, users and internet brand. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates;  the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company's need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach  and offerings; the company's ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company's ability to maintain site stability and performance on  its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

CONTACT: Mike Zaroff, +1-561-826-7401, mikezaroff11@gmail.com.